Exhibit 99.1

Larry Sparks to Join Ichor as Chief Financial Officer

FREMONT, Calif. – September 9, 2019 – Ichor Holdings, Ltd. (NASDAQ: ICHR), a leader in the design, engineering and manufacturing of critical fluid delivery subsystems for semiconductor capital equipment, today announced that Larry J. Sparks will join Ichor as its chief financial officer (CFO), effective October 7, 2019. Mr. Sparks will take over this role from Jeff Andreson, who was promoted to president of Ichor in April 2019.

Mr. Sparks, 58, brings to Ichor over 25 years of financial leadership experience in the semiconductor capital equipment industry. Mr. Sparks joins Ichor from Applied Materials, Inc. where he has served in various financial management, controller and operational roles since 1994. Most recently Mr. Sparks served as vice president finance, silicon worldwide operations, heading the finance organization responsible for supporting worldwide operations activities for the Semiconductor Solutions Group. Previous roles at Applied Materials included vice president finance and segment CFO of the Inspection Products and Display businesses, as well as earlier corporate and divisional controller positions and as vice president finance of Applied Global Services. From 2006 until 2007, Mr. Sparks left Applied Materials to become vice president finance of FormFactor, Inc., and prior to joining Applied Materials he served in various finance roles at Unisys Corporation from 1985 until 1994. Mr. Sparks earned his B.A. in Business Economics at the University of California, Santa Barbara, and his M.B.A. at the University of Southern California.

“We are very pleased to have Larry joining us as CFO,” said Jeff Andreson, president of Ichor. “He brings tremendous industry experience and a strong record of financial leadership and expertise to the company. I am fortunate to have worked alongside Larry for several years during my days at Applied, and with first-hand experience of his financial and operational capabilities, I am greatly looking forward to having Larry join the leadership team at Ichor.”

About Ichor

We are a leader in the design, engineering and manufacturing of critical fluid delivery subsystems and components for semiconductor capital equipment. Our product offerings include gas and chemical delivery subsystems, collectively known as fluid delivery subsystems, which are key elements of the process tools used in the manufacturing of semiconductor devices. Our gas delivery subsystems deliver, monitor and control precise quantities of the specialized gases used in semiconductor manufacturing processes such as etch and deposition. Our chemical delivery subsystems precisely blend and dispense the reactive liquid chemistries used in semiconductor manufacturing processes such as chemical-mechanical planarization, electroplating, and cleaning. We also manufacture precision machined components, weldments, and proprietary products for use in fluid delivery systems for direct sales to our customers. We also manufacture certain components for internal use in fluid delivery systems and for direct sales to our customers. This vertically integrated portion of our business is primarily focused on metal and plastic parts that are used in gas and chemical systems, respectively. Ichor is headquartered in Fremont, CA. www.ichorsystems.com.

Source: Ichor Holdings, Ltd.

Contact:

Jeff Andreson, President and CFO 510-897-5200

Claire McAdams, IR 530-265-9899

IR@ichorsystems.com

Source: Ichor Holdings, Ltd.